EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
HNI Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-190646, No. 333-168761, No. 333-168760, No. 333-168758, No. 333-31366, No. 333-91682, No. 333-142742, No. 333-159935, and No. 333-217793) on Form S-8 and (No. 333-159127) on Form S-3 of HNI Corporation and subsidiaries of our report dated February 25, 2020, with respect to the consolidated balance sheets of HNI Corporation and subsidiaries as of December 28, 2019 and December 29, 2018, and the related consolidated statements of comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 28, 2019, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 28, 2019, which report appears in the December 28, 2019 annual report on Form 10-K of HNI Corporation.
As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for Leases in 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, "Leases" and changed its method of accounting for revenue recognition in 2018 due to the adoption of ASU No. 2014-09, "Revenue from Contracts with Customers".
/s/ KPMG LLP
Chicago, Illinois
February 25, 2020